ADMINISTRATIVE SERVICES
                                    AGREEMENT


THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") made as of November 20, 2000, is by and among AYCO SERIES TRUST, a Delaware business trust ("Trust") on behalf of the series of the Trust set forth in Schedule One hereto ("Schedule One," as the same may be amended from time to time) (such series of the Trust are hereinafter collectively referred to as the "Fund" or "Funds"), THE AYCO COMPANY, L.P., a Delaware limited partnership ("Adviser"), and The Travelers Life and Annuity Company, a Connecticut corporation ("Travelers").


                              W I T N E S S E T H:

WHEREAS, each of the investment companies listed on Schedule One is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, each of the Funds is available as an investment vehicle for Travelers for its separate account to fund variable life insurance and variable annuity contracts ("Contracts") listed on Schedule Two hereto ("Schedule Two," as the same may be amended from time to time); and

WHEREAS, Travelers has entered into a participation agreement dated May 1, 2001, among Travelers, the Funds, and the Funds' Underwriter (the "Participation Agreement," as the same may be amended from time to time); and

WHEREAS, Adviser provides, among other things, investment advisory and certain administrative services to the Funds; and

WHEREAS, Adviser and the Fund desire Travelers to provide the administrative services specified in the attached Exhibit A ("Administrative Services"), in connection with the Contracts for the benefit of persons who maintain their ownership interests in the separate account, whose interests are included in the master account ("Master Account") referred to in paragraph 1 of Exhibit A
("Shareholders"), and Travelers is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW,   THEREFORE,   in  consideration  of  the  premises  and  mutual  covenants hereinafter contained, each party hereto severally agrees as follows:



1. Travelers agrees to perform the Administrative Services specified in Exhibit A hereto for the benefit of the Shareholders.

2. Travelers represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

3. Travelers agrees to provide copies of all the historical records relating to transactions between the Funds and Shareholders, and all written communications and other related materials regarding the Fund(s) to or from such Shareholders, as reasonably requested by Adviser or its representatives (which representatives, include, without limitation, its auditors, legal counsel or the Underwriter, as the case may be), to enable Adviser or the Funds or their representatives to monitor and review the Administrative Services performed by Travelers, or comply with any request of the board of directors, or trustees or general partners (collectively, the "Directors") of any Fund, or of a governmental body, self-regulatory organization or Shareholder.

     In addition, Travelers agrees that it will permit Adviser, the Funds or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Administrative Services.

4. Travelers may, with the consent of Adviser and the Funds, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of Travelers required by this Agreement, or the Participation Agreement, provided that Travelers shall be fully responsible for the acts and omissions of such other parties.

5. Travelers hereby agrees to notify Adviser promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

6. Travelers hereby represents and covenants that it does not, and will not, control with power to vote any shares of the Funds which are registered in the name of Travelers or the name of its nominee and which are maintained in Travelers variable annuity or variable life insurance accounts. Travelers represents further that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the"1934 Act"), and it is not required to be so registered, including as a result of entering into this Agreement and performing the Administrative Services, and other obligations of Travelers set forth in this Agreement.

7. The provisions of the Agreement shall in no way limit the authority of Adviser, or any Fund or Underwriter to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of such Funds and/or sale of its shares.

8. In consideration of the performance of the Administrative Services by Travelers with respect to the Contracts, beginning on the date hereof and during the term of the Participation Agreement, Adviser and the Funds agree to pay Travelers an annual fee which shall equal .35% of the value of each Fund's average daily net assets in the Contracts maintained in the Master Account for the Shareholders (excluding all assets invested during the guarantee periods available under the Contracts). The determination of applicable average daily net assets for this purpose shall be made by averaging the net assets in each Fund on each Valuation Date (as defined in the prospectus relating to the Contracts) of each month falling within the applicable calendar year. The foregoing fee will be accrued daily and paid by Adviser and the Funds to Travelers on a calendar year basis, and in this regard, payment of such fee will be made by Adviser and the Funds to Travelers within thirty (30) days following the end of each calendar year. Notwithstanding the foregoing, it is agreed among the parties that, with respect to each Contract listed in Schedule Two hereto, no compensation will be due, owed or accrued to Travelers by the Adviser or any Fund for Travelers' services under this Agreement for a period of twenty-one (21) months from the date that Travelers first makes that shares of that Fund available through that Contract.

     Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, any payments by Adviser or the Funds to Travelers relate solely to the performance by Travelers of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by Travelers to Travelers Contract owners, or to any separate account organized by Travelers, or for any investment advisory services, or for costs associated with the distribution of any variable annuity or variable life insurance Contracts.

9. Travelers shall indemnify and hold harmless each of the Funds, Adviser and Underwriter and each of their respective officers, trustees, Directors, partners, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that any one or more of them may incur including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance by Travelers of the Administrative Services under this Agreement.

10 This Agreement may be terminated without penalty at any time by any party to this Agreement, upon one hundred and twenty days (120) written notice to the other party. Notwithstanding the foregoing, the provisions of paragraphs 2, 3, 9 and 11 of this Agreement, shall continue in full force and effect after termination of this Agreement.

     This Agreement shall not require Travelers to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which Travelers or the Funds are subject provided that such records shall be offered to the Funds in the event Travelers decides to no longer preserve such records following such time periods.

11. After the date of any termination of this Agreement in accordance with paragraph 10 of this Agreement, no fee will be due with respect to any amounts in the Contracts first placed in the Master Account for the benefit of Shareholders after the date of such termination. However, notwithstanding any such termination, Adviser will remain obligated to pay Travelers the fee specified in paragraph 8 of this Agreement, with respect to the value of each Fund's average daily net assets maintained in the Master Account with respect to the Contracts as of the date of such termination, for so long as such amounts are held in the Master Account and Travelers continues to provide the Administrative Services with respect to such amounts in conformity with this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

12. It is understood and agreed that in performing the services under this Agreement Travelers, acting in its capacity described herein, shall at no time be acting as an agent for Adviser, Underwriter or any of the Funds. Travelers agrees, and agrees to cause its agents, not to make any representations concerning a Fund except those contained in the Fund's then-current prospectus; in current sales literature furnished by the Fund, Adviser or Underwriter to Travelers; in the then current prospectus for a variable annuity contract or variable life insurance policy issued by Travelers or then current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by Adviser and Underwriter.

13. This Agreement, including the provisions set forth herein in paragraph 8, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

14. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

15. This Agreement, including Exhibit A, Schedule One and Schedule Two, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule One and/or Schedule Two may be replaced from time to time with a new Schedule One and/or Schedule Two to accurately reflect any changes in the Funds available as investment vehicles and/or the Contracts available, under the Participation Agreement, respectively.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.




By:      _______________________________



         _______________________________
         Title


AYCO SERIES TRUST


By:      ______________________________
         John J. Collins, III

         Chief Financial Officer and Controller
         ----------------------------------------
         Title



THE AYCO COMPANY, L.P.


By:  HAMBRE, INC., in its capacity as general partner
     of The Ayco Company, L.P.

By:      ________________________________
         Peter R. Martin

         Vice President
         --------------------------------
         Title


                                  SCHEDULE ONE


Investment Company Name:                        Fund Name(s):

Ayco Series Trust                               Ayco Large Cap Growth Fund I


                                  SCHEDULE TWO

                                List of Contracts


Travelers Variable Life
Travelers Variable Life Accumulator
Variable Life Successor (VSL II)/June 15, 2001
Travelers Variable Survivorship I/September 1, 2001

                                    EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, Travelers shall perform the following Administrative Services:

1. Maintain separate records for each Shareholder, which records shall reflect shares purchased and redeemed for the benefit of the Shareholder and share balances held for the benefit of the Shareholder. Travelers shall maintain the Master Account with the transfer agent of the Fund on behalf of Shareholders and such Master Account shall be in the name of Travelers or its nominee as the record owner of the shares held for such Shareholders.

2. For each Fund, disburse or credit to Shareholders all proceeds of redemptions of shares of the Fund and all dividends and other distributions not reinvested in shares of the Fund or paid to the Separate Account holding the Shareholders' interests.

3. Prepare and transmit to Shareholders periodic account statements showing the total number of shares held for the benefit of the Shareholder as of the statement closing date (converted to interests in the Separate Account), purchases and redemptions of Fund shares for the benefit of the Shareholder during the period covered by the statement, and the dividends and other distributions paid for the benefit of the Shareholder during the statement period (whether paid in cash or reinvested in Fund shares).

4. Transmit to Shareholders proxy materials and reports and other information received by Travelers from any of the Funds and required to be sent to Shareholders under the federal securities laws and, upon request of the Fund's transfer agent, transmit to Shareholders material Fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be necessary and proper for receipt by all Fund beneficial shareholders.

5. Transmit to the Fund's transfer agent purchase and redemption orders on behalf of Shareholders.

6. Provide to the Funds, or to the transfer agent for any of the Funds, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable each of the Funds and its Underwriter to comply with any applicable State Blue Sky requirements.

7. Provide Shareholders with telephone servicing support and other support services in connection with the Funds, including providing information about the Trust and any Fund previously approved by the Trust or its designee pursuant to Article IV of the Participation Agreement and answering questions concerning the Trust and its Funds, including questions respecting Shareholders' interests in one or more Funds.

8. Assist the Trust in tabulating Shareholders' voting instructions in the event of a proxy solicitation by the Trust, including receiving, tabulating and transmitting voting instructions executed by or on behalf of Shareholders.

9. Provide sub-accounting services and such similar services as the Trust may reasonably request to the extent that Travelers is permitted to do so under applicable statutes, rules or regulations.